EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

CONTACT:

Sandra Buffa
Senior Vice President, Finance
and Treasurer
(770) 822-4285

 NATIONAL VISION ASSOCIATES, LTD.  ADOPTS SHAREHOLDER RIGHTS PLAN

   Atlanta, GA, January 17, 1997 -- National Vision Associates, Ltd. (NASDAQ: NVAL) today announced that its Board of Directors has adopted a Shareholder Rights Plan. The Plan is intended to provide the Company's Board with negotiating leverage in dealing with a potential acquiror in order to defend the Company from unfair takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all shareholders. The Plan is not intended to prevent a takeover on terms beneficial to the Company's shareholders, but is designed to ensure that all of the Company's shareholders receive fair treatment in the event of any takeover. The rights are not being distributed in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort.

   James W. Krause, the Company's Chairman, Chief Executive Officer and President, stated that "the Board believes our common stock price is well below, and does not sufficiently reflect, the long-term value of the Company. Therefore, enhancing the Board's ability to represent the interests of all of its shareholders is particularly important at this time."

   The Plan entails a dividend on January 27, 1997, of one right for each outstanding share of the Company's common stock held as of the close of business on that date. Each right will entitle the holder to buy one one-hundredth of a share of a new Series A Participating Cumulative Preferred Stock at an exercise price of $40.00 per right, or, in certain circumstances, to acquire common stock of an acquiror. Each one one-hundredth of a share of such preferred stock would be essentially the economic equivalent of a share of the Company's common stock. The rights will trade with the Company's common stock until exercisable. The rights will not be exercisable until ten calendar days following a public announcement that a person or group has acquired 15% of the Company's common stock, or, if any person or group has acquired such an interest, the acquisition by that person or group of an additional 2% of the Company's common stock.

     The Company will generally be entitled to redeem the rights at $.001 per right at any time until the date of public announcement that shares resulting in a 15% stock position have been acquired, and in certain other circumstances.

     National Vision Associates is a leading provider of eyecare products and services in host department stores in the United
States and abroad.